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| FORM 3 |            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                         Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Evans                        Carl
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        (Last)                      (First)                        (Middle)

                              3000 Research Drive
    ----------------------------------------------------------------------------
                                   (Street)

      Richardson                      TX                             75082
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)            8/22/01
                                                                  --------------

3.  I.R.S Identification Number of Reporting Person if an Entity
    (voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol Panja Inc. (PNJA)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

                         Vice President of Operations
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 1473(3-99)
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FORM 3 (continued)    Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative      2. Date Exer-      3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)         cisable and        Underlying Derivative Security      or              Form of        direct Bene-
                                Expiration         (Instr. 4)                          Exercise        Derivative     ficial
                                Date                                                   Price           Security:      Ownership
                                (Month/Day/                                            of              Direct (D)     (Instr. 5)
                                Year)                                                  Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                              Date      Expira-                        Amount or                      (Instr. 5)
                              Exer-     tion             Title          Number of
                              cisable   Date                            Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options        7/9/02(1)  7/9/11    Common Stock         50,000        $3.68              D
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    (Right to Buy)
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

Explanation of Responses:

(1) The options become exercisable in annual increments of 1/3rd of the shares each beginning on July 9, 2002, the first anniversary of the date of grant.

                               /s/ Carl Evans                     08/27/01
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                   Carl Evans


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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